Exhibit 99.1

Genevant Sciences and Arbutus Biopharma File Patent Infringement Lawsuit Against Moderna

•	Conference call today at 8:00am ET

VANCOUVER, BRITISH COLUMBIA, CAMBRIDGE, MASSACHUSETTS, AND BASEL, SWITZERLAND, February 28, 2022 – Genevant Sciences, a leading nucleic acid delivery company, and Arbutus Biopharma Corporation (Nasdaq: ABUS) today filed a lawsuit in the U.S. District Court for the District of Delaware against Moderna, Inc. (Nasdaq: MRNA) and an affiliate seeking damages for infringement of U.S. Patent Nos. 8,058,069, 8,492,359, 8,822,668, 9,364,435, 9,504,651, and 11,141,378 in the manufacture and sale of mRNA-1273, Moderna’s vaccine for COVID-19. The patents relate to nucleic acid-lipid particles and lipid vesicles, as well as compositions and methods for their use. The filed complaint is available at https://investor.roivant.com/news-events/events.

Genevant and Arbutus do not seek an injunction or otherwise to impede the sale, manufacture or distribution of mRNA-1273. Genevant is collaborating with various companies and nonprofits to develop vaccines against COVID-19 in territories around the world, including low- and middle-income countries, with the goal of eradicating COVID-19.

It is well established in the scientific literature that the most significant technological hurdle to developing and deploying medicines using mRNA is engineering a safe and effective way to deliver the mRNA to human cells. Scientists at Arbutus and Genevant have spent years developing and refining lipid nanoparticle (LNP) delivery technology, which has been licensed for various applications to many different third parties. Genevant and Arbutus’s LNP technology relies on microscopic particles built from four carefully selected types of fat-like molecules to shelter and protect RNA molecules. With this technology, the RNA can travel through the human body to a target cell and through the target cell’s membrane before releasing the RNA. Without this crucial delivery technology, the RNA would quickly degrade in the body and be ineffective.

In December 2021, the United States Court of Appeals for the Federal Circuit rejected Moderna’s appeal of a prior decision of the U.S. Patent Trial and Appeal Board holding all claims of the asserted ’069 patent to be patentable and dismissed Moderna’s appeal challenging a similar finding of patentability with respect to certain claims of the asserted ‘435 patent. Moderna had initiated inter partes review (IPR) challenges against these patents in 2018 and 2019.

Genevant will participate in a live conference call and webcast today at 8:00 a.m. ET hosted by Roivant Sciences (Nasdaq: ROIV), Genevant’s principal shareholder. To access the live conference call, please dial +1 (844) 224-1923 (domestic) or +1 (214) 989-7105 (international) and use conference ID 1379815. A link to the webcast will be available under “Events & Presentations” in the Investors section of the Roivant website at https://investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.

About Genevant Sciences

Genevant Sciences is a leading nucleic acid delivery company with world-class platforms, a robust and expansive lipid nanoparticle (LNP) patent estate, and decades of experience and expertise in nucleic acid drug delivery and development. The Company’s scientists have pioneered LNP delivery of nucleic acids for over 20 years, and the Company’s LNP platform, which has been studied across more than a dozen discrete product candidates and is the delivery technology behind the first and only approved systemic RNA-LNP product (patisiran), enables a wide array of RNA-based applications, including vaccines, therapeutic protein production, and gene editing. For more information, please visit www.genevant.com.

Genevant Contact:

Pete Zorn

Genevant Sciences

pete.zorn@genevant.com